55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports Fourth Quarter and Full-Year 2024 Results

New York, NY, February 11, 2025 – S&P Global (NYSE: SPGI) today reported fourth quarter and full-year 2024 results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported fourth quarter 2024 reported revenue of $3.592 billion, an increase of 14% compared to the fourth quarter of 2023. Fourth quarter GAAP net income increased 52% to $880 million and GAAP diluted earnings per share increased 56% to $2.85 driven primarily by strong Ratings growth. Adjusted net income for the fourth quarter increased 18% to $1.163 billion and adjusted diluted earnings per share increased 20% to $3.77.
For the full year 2024, reported revenue increased 14% year over year to $14.208 billion. Excluding the impact of Engineering Solutions (divested in 2023), revenue growth would have been 15% year over year. 2024 GAAP net income increased 47% to $3.852 billion and GAAP diluted earnings per share increased 50% to $12.35, driven primarily by revenue and operating profit growth in the Company's Ratings division. 2024 adjusted net income increased 22% to $4.898 billion compared to 2023 adjusted net income, and adjusted diluted earnings per share increased 25% to $15.70 compared to 2023 adjusted diluted earnings per share.

•The Company successfully executed its leadership transition, with Martina Cheung assuming the role of President and CEO on November 1, 2024.

•The Company exceeded the high end of guidance for revenue growth, operating profit margin, and diluted earnings per share — on both a GAAP and adjusted basis.

•Vitality revenue, which is revenue from new or enhanced products, accounted for 11% of 2024 revenue.

•The Company returned more than $4.4 billion to shareholders in 2024, including $1.1 billion in dividends and $3.3 billion in share repurchases.

•2025 guidance calls for revenue growth of 5.0% - 7.0%, GAAP diluted EPS in the range of $14.20 - $14.45, and adjusted diluted EPS in the range of $17.00 - $17.25.

“I am pleased that S&P Global delivered an outstanding year in 2024. We reported revenue growth in all segments, as well as strong operating margin expansion and EPS growth for the company, exceeding our consolidated financial guidance on both a GAAP and adjusted basis.

We demonstrated the strength of our businesses and enter 2025 with strong momentum. As S&P Global’s new CEO, I have had hundreds of conversations with our customers and partners, who have reinforced the need for our benchmarks, data, and insights to guide their decisions in a constantly evolving market.

With this context, we are providing financial guidance highlighting our expectation for continued profitable growth in 2025."
Martina Cheung
President and CEO

Fourth Quarter 2024 Revenue

Fourth quarter revenue increased 14%, driven by growth in all divisions. Revenue from subscription products increased 6%.

(1) Total revenue for the fourth quarter 2023 and the fourth quarter 2024 includes the impact of inter-segment eliminations of $47M and $48M, respectively

Fourth Quarter 2024 Operating Profit, Expense, and Operating Margin
The Company’s fourth quarter reported operating profit margin increased approximately 8 percentage points to 36.5%, primarily due to the increase in GAAP revenue. Adjusted operating profit margin increased 260 basis points to 46.7% primarily due to growth in our Ratings division.

Fourth Quarter 2024 Diluted Earnings Per Share

	4Q '24	4Q '23	y/y change
GAAP Diluted EPS	$2.85	$1.83	56%
Adjusted Diluted EPS	$3.77	$3.13	20%

Fourth quarter GAAP diluted earnings per share increased 56% to $2.85 primarily due to a 52% increase in net income, and a 2% decrease in diluted shares outstanding. Adjusted diluted earnings per share increased 20% to $3.77 due to an 18% increase in adjusted net income and a 2% decrease in diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.05. The largest non-core adjustments to earnings in the fourth quarter of 2024 were for deal-related amortization and restructuring costs.

Full-Year 2024 Revenue

Full-year 2024 revenue increased 14%, driven by growth in all five divisions, led by Ratings. Excluding Engineering Solutions, full-year 2024 revenue would have increased 15%.

(1) Revenue in 2023 and 2024 includes the impact of inter-segment eliminations of $177M and $186M, respectively. Revenue in 2023 also includes contributions from Engineering Solutions of $133M.

Full-Year 2024 Operating Profit, Expense, and Operating Margin
The Company’s full-year reported operating margin increased by approximately 7 percentage points to 39.3%, and adjusted operating margin increased 310 basis points to 49.0%. Growth in both GAAP and adjusted operating margin was primarily driven by revenue growth in the Company's Ratings division.

Full-Year 2024 Diluted Earnings Per Share

	2024	2023	y/y change
GAAP Diluted EPS	$12.35	$8.23	50%
Adjusted Diluted EPS	$15.70	$12.60	25%

Full-year 2024 GAAP diluted earnings per share increased 50% to $12.35, primarily due growth in the Company's Ratings division.

Adjusted diluted earnings per share increased 25% to $15.70 compared to 2023, due to a 22% increase in adjusted net income and a 2% decrease in diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.12. The largest non-core adjustments to earnings in 2024 were for deal-related amortization and restructuring costs.

Full-Year 2025 Outlook

	GAAP	Adjusted
Revenue growth	5.0% - 7.0%	5.0% - 7.0%
Corporate unallocated expense	$230 - $240 million	$205 - $215 million
Deal-related amortization	~$1.13 billion	~$1.13 billion
Operating profit margin	41.5% - 42.5%	49.0% - 50.0%
Interest expense, net	$295 - $305 million	$320 - $330 million
Tax rate	21.0% - 22.0%	21.5% - 22.5%
Diluted EPS	$14.20 - $14.45	$17.00 - $17.25
Capital expenditures	$190 - $200 million	$190 - $200 million

In addition to the above, the Company expects 2025 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, of ~$5.9 billion. The Company expects adjusted free cash flow, excluding certain items, of ~$6.0 billion.

Non-GAAP adjusted guidance excludes merger expenses and amortization of intangibles related to acquisitions.

Capital Return: For the full year 2025, the Company maintains its target of returning 85% or more of adjusted free cash flow to shareholders through dividends and share repurchases. The Board of Directors has authorized a quarterly cash dividend of $0.96, marking the 52nd consecutive year of dividend increases for the Company. Additionally, the Board has authorized the repurchase of shares totaling up to $4.3 billion. The Company expects to launch an initial $650 million Accelerated Share Repurchase (ASR) in the coming weeks.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and full year 2024 earnings results on a conference call scheduled for today, February 11, at 8:30 a.m. ET. Additional information presented on the conference call, as well as the Company’s Supplemental slide content, may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Martina Cheung. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 11, 2025. U.S. participants may call (866) 361-4944; international participants may call +1 (203) 369-0192 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted other (income) expense, net; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; and cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, free cash flow, and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes, including from the new U.S. administration;
▪the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
▪the level of merger and acquisition activity in the United States and abroad;
▪the level of the Company’s future cash flows and capital investments;
▪the effect of competitive products (including those incorporating generative artificial intelligence ("AI")) and pricing, including the level of success of new product developments and global expansion;
▪the impact of customer cost-cutting pressures;
▪a decline in the demand for our products and services by our customers and other market participants;
▪our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;
▪our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
▪our ability to successfully navigate key organizational changes, including among our executive leadership;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment in Europe, the United States, and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation of the Company’s customers, suppliers or competitors;
▪the introduction of competing products or technologies by other companies;
▪the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
▪the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Chief Communications Officer
Tel: +1 (410) 382-3316
christina.twomey@spglobal.com

Josh Goldstein
Director, Communications
Tel: +1 (202) 383-2041
josh.goldstein@spglobal.com

###

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2024 and 2023
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2024	2023	% Change	2024	2023	% Change

Revenue	$3,592	$3,152	14%	$14,208	$12,497	14%
Expenses	2,333	2,264	3%	8,730	8,443	3%
(Gain) loss on dispositions, net	(38)	1	N/M	(59)	70	N/M
Equity in income on unconsolidated subsidiaries	(12)	(3)	N/M	(43)	(36)	20%
Operating profit	1,309	890	47%	5,580	4,020	39%
Other (income) expense, net	(14)	19	N/M	(25)	15	N/M
Interest expense, net	69	76	(9)%	297	334	(11)%
Income before taxes on income	1,254	795	58%	5,308	3,671	45%
Provision for taxes on income	287	151	90%	1,141	778	47%
Net income	967	644	50%	4,167	2,893	44%
Less: net income attributable to noncontrolling interests	(87)	(65)	(33)%	(315)	(267)	(18)%
Net income attributable to S&P Global Inc.	$880	$579	52%	$3,852	$2,626	47%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.85	$1.84	56%	$12.36	$8.25	50%
Diluted	$2.85	$1.83	56%	$12.35	$8.23	50%

Weighted-average number of common shares outstanding:
Basic	308.5	315.4		311.6	318.4
Diluted	308.9	315.9		311.9	318.9

Actual shares outstanding at year end				307.8	314.1

N/M - Represents a change equal to or in excess of 100% or not meaningful.
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
December 31, 2024 and 2023
(dollars in millions)

(unaudited)	2024	2023

Assets:
Cash, cash equivalents, and restricted cash	$1,666	$1,291
Other current assets	3,793	3,852
Total current assets	5,459	5,143
Property and equipment, net	265	258
Right of use assets	413	379
Goodwill and other intangible assets, net	51,473	52,248
Equity investments in unconsolidated subsidiaries	1,774	1,787
Other non-current assets	837	774
Total assets	$60,221	$60,589

Liabilities and Equity:
Short-term debt	$4	$47
Unearned revenue	3,694	3,461
Other current liabilities	2,694	2,617
Long-term debt	11,394	11,412
Lease liabilities — non-current	535	541
Deferred tax liability — non-current	3,397	3,690
Pension, other postretirement benefits and other non-current liabilities	995	721
Total liabilities	22,713	22,489
Redeemable noncontrolling interest	4,252	3,800
Total equity	33,256	34,300
Total liabilities and equity	$60,221	$60,589

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2024 and 2023
(dollars in millions)

(unaudited)	2024	2023

Operating Activities:
Net income	$4,167	$2,893
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	96	101
Amortization of intangibles	1,077	1,042
Deferred income taxes	(323)	(381)
Stock-based compensation	247	171
(Gain) loss on dispositions, net	(59)	70
Other	249	274
Net changes in other operating assets and liabilities	235	(460)
Cash provided by operating activities	5,689	3,710

Investing Activities:
Capital expenditures	(124)	(143)
Acquisitions, net of cash acquired	(305)	(296)
Proceeds from dispositions	168	1,014
Changes in short-term investments	6	(13)
Cash (used for) provided by investing activities	(255)	562

Financing Activities:
Payments on short-term debt, net	—	(188)
Proceeds from issuance of senior notes, net	—	744
Payments on senior notes	(47)	—
Dividends paid to shareholders	(1,134)	(1,147)
Distributions to noncontrolling interest holders	(287)	(280)
Repurchase of treasury shares	(3,301)	(3,301)
Contingent consideration payments, employee withholding tax on share-based payments, excise tax payments on share repurchases and other	(229)	(108)
Cash used for financing activities	(4,998)	(4,280)
Effect of exchange rate changes on cash	(61)	12
Net change in cash, cash equivalents, and restricted cash	375	4
Cash, cash equivalents, and restricted cash at beginning of year	1,291	1,287
Cash, cash equivalents, and restricted cash at end of year	$1,666	$1,291

Exhibit 4
S&P Global
Operating Results by Segment
Periods ended December 31, 2024 and 2023
(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue

	2024	2023	% Change	2024	2023	% Change
Market Intelligence	$1,186	$1,127	5%	$4,645	$4,376	6%
Ratings	1,062	838	27%	4,370	3,332	31%
Commodity Insights	545	497	10%	2,142	1,946	10%
Mobility	411	377	9%	1,609	1,484	8%
Indices	436	360	21%	1,628	1,403	16%
Engineering Solutions	—	—	N/M	—	133	N/M
Intersegment Elimination	(48)	(47)	(2)%	(186)	(177)	(5)%
Total revenue	$3,592	$3,152	14%	$14,208	$12,497	14%

	Expenses			Expenses

	2024	2023	% Change	2024	2023	% Change

Market Intelligence (a)	$960	$1,012	(5)%	$3,770	$3,662	3%
Ratings (b)	435	396	10%	1,663	1,468	13%
Commodity Insights (c)	343	320	7%	1,297	1,242	4%
Mobility (d)	346	331	4%	1,297	1,224	6%
Indices (e)	149	133	12%	525	478	10%
Engineering Solutions (f)	—	—	N/M	—	114	N/M
Corporate Unallocated expense (g)	110	120	(9)%	305	502	(39)%
Equity in Income on Unconsolidated Subsidiaries (h)	(12)	(3)	N/M	(43)	(36)	(20)%
Intersegment Elimination	(48)	(47)	(2)%	(186)	(177)	(5)%
Total expenses	$2,283	$2,262	1%	$8,628	$8,477	2%

	Operating Profit			Operating Profit

	2024	2023	% Change	2024	2023	% Change

Market Intelligence (a)	$226	$115	95%	$875	$714	22%
Ratings (b)	627	442	42%	2,707	1,864	45%
Commodity Insights (c)	202	177	14%	845	704	20%
Mobility (d)	65	46	41%	312	260	20%
Indices (e)	287	227	26%	1,103	925	19%
Engineering Solutions (f)	—	—	N/M	—	19	N/M
Total reportable segments	1,407	1,007	40%	5,842	4,486	30%
Corporate Unallocated expense (g)	(110)	(120)	9%	(305)	(502)	39%
Equity in Income on Unconsolidated Subsidiaries (h)	12	3	N/M	43	36	20%
Total operating profit	$1,309	$890	47%	$5,580	$4,020	39%

N/M - Represents a change equal to or in excess of 100% or not meaningful.

Exhibit 4
(a) The three and twelve months ended December 31, 2024 include employee severance charges of $42 million and $77 million, respectively, gain on dispositions of $38 million and $59 million, respectively, IHS Markit merger costs of $7 million and $36 million, respectively, a net acquisition-related benefit of $4 million and $12 million, respectively, and Executive Leadership Team transition costs of $3 million. The three months ended December 31, 2024 include a liability write-off of $1 million. The three and twelve months ended December 31, 2023 include acquisition-related costs of $69 million, employee severance charges of $49 million and $90 million, respectively, and IHS Markit merger costs of $12 million and $49 million, respectively. The twelve months ended December 31, 2023 include a gain on disposition of $46 million, an asset impairment of $5 million and an asset write-off of $1 million. Additionally, amortization of intangibles from acquisitions of $152 million and $140 million is included for the three months ended December 31, 2024 and 2023, respectively, and $591 million and $561 million for the twelve months ended December 31, 2024 and 2023, respectively.
(b) The three and twelve months ended December 31, 2024 include employee severance charges of $3 million and $5 million, respectively. The twelve months ended December 31, 2024 include legal settlement costs of $20 million and a statutorily required bonus accrual adjustment of $6 million. The three and twelve months ended December 31, 2023 include employee severance charges of $2 million and $10 million, respectively, and an asset impairment of $1 million. Additionally, amortization of intangibles from acquisitions of $3 million and $2 million is included for the three months ended December 31, 2024 and 2023, respectively, and $14 million and $8 million for the twelve months ended December 31, 2024 and 2023, respectively.
(c) The three and twelve months ended December 31, 2024 include employee severance charges of $9 million and $13 million, respectively, and IHS merger costs of $1 million and $14 million, respectively. The twelve months ended December 31, 2024 include an asset write-off of $1 million and disposition-related costs of $1 million. The three and twelve months ended December 31, 2023 include IHS Markit merger costs of $6 million and $35 million, respectively, employee severance charges of $4 million and $26 million, respectively, and acquisition-related costs of $2 million. Additionally, amortization of intangibles from acquisitions of $33 million and $32 million is included for the three months ended December 31, 2024 and 2023, respectively, and $130 million and $131 million for the twelve months ended December 31, 2024 and 2023, respectively.
(d) The three and twelve months ended December 31, 2024 include IHS Markit merger costs of $1 million and $4 million, respectively, acquisition-related costs of $1 million and $2 million, respectively, and a liability write-off of $1 million. The twelve months ended December 31, 2024 include employee severance charges of $7 million. The three and twelve months ended December 31, 2023 include employee severance charges of $3 million and $9 million, respectively, IHS Markit merger costs of $1 million and $3 million, respectively, and acquisition-related costs of $1 million and $2 million, respectively. Additionally, amortization of intangibles from acquisitions of $76 million is included for the three months ended December 31, 2024 and 2023, and $303 million and $301 million for the twelve months ended December 31, 2024 and 2023, respectively.
(e)    The twelve months ended December 31, 2024 include IHS Markit merger costs of $4 million, a loss on disposition of $1 million and employee severance charges of $1 million. The three and twelve months ended December 31, 2023 include employee severance charges of $2 million and $5 million, respectively, and IHS Markit merger costs of $1 million and $4 million, respectively. The twelve months ended December 31, 2023 include a gain on disposition of $4 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for the three months ended December 31, 2024 and 2023, and $36 million for the twelve months ended December 31, 2024 and 2023.
(f)    Amortization of intangibles from acquisitions of $1 million is included for the twelve months ended December 31, 2023.
(g)    The three and twelve months ended December 31, 2024 include employee severance charges of $22 million and $24 million, respectively, IHS Markit merger costs of $21 million and $75 million, respectively, disposition-related costs of $6 million and $8 million, respectively, Executive Leadership Team transition costs of $5 million, lease impairments of $3 million and $1 million, respectively, and a net acquisition-related benefit and cost of $1 million and $8 million, respectively. The twelve months ended December 31, 2024 include a gain on disposition of $2 million and an asset write-off of $1 million. The three and twelve months ended December 31, 2023 include IHS Markit merger costs of $43 million and $147 million, respectively, employee severance charges of $23 million and $43 million, respectively, disposition-related costs of $5 million and $24 million, respectively, acquisition-related costs of $1 million and $4 million, respectively, and lease impairments of $1 million and $14 million, respectively. The twelve months ended December 31, 2023 include a loss on disposition of $120 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended December 31, 2024 and 2023, and $3 million for the twelve months ended December 31, 2024 and 2023.
(h)    The three and twelve months ended December 31, 2023 include an asset impairment of $2 million. Amortization of intangibles from acquisitions of $14 million is included for the three months ended December 31, 2024 and 2023, and $56 million for the twelve months ended December 31, 2024 and 2023.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and twelve months ended December 31, 2024 and 2023
(dollars in millions, except per share amounts)
Adjusted Expenses

(unaudited)		Three Months			Twelve Months
		2024	2023	% Change	2024	2023	% Change

Market Intelligence	Expenses	$960	$1,012	(5)%	$3,770	$3,662	3%
	Non-GAAP adjustments (a)	(9)	(130)		(46)	(168)
	Deal-related amortization	(152)	(140)		(591)	(561)
	Adjusted expenses	$799	$741	8%	$3,133	$2,933	7%

Ratings	Expenses	$435	$396	10%	1,663	$1,468	13%
	Non-GAAP adjustments (b)	(4)	(4)		(32)	(11)
	Deal-related amortization	(3)	(2)		(14)	(8)
	Adjusted expenses	$428	$391	10%	$1,617	$1,449	12%

Commodity Insights	Expenses	$343	$320	7%	1,297	$1,242	4%
	Non-GAAP adjustments (c)	(10)	(11)		(28)	(62)
	Deal-related amortization	(33)	(32)		(130)	(131)
	Adjusted expenses	$300	$277	9%	$1,139	$1,049	9%

Mobility	Expenses	$346	$331	4%	$1,297	$1,224	6%
	Non-GAAP adjustments (d)	(2)	(5)		(12)	(15)
	Deal-related amortization	(76)	(76)		(303)	(301)
	Adjusted expenses	$268	$250	7%	$982	$908	8%

Indices	Expenses	$149	$133	12%	$525	$478	10%
	Non-GAAP adjustments (e)	—	(2)		(6)	(5)
	Deal-related amortization	(9)	(9)		(36)	(36)
	Adjusted expenses	$140	$122	15%	$483	$436	11%

Engineering Solutions	Expenses	$—	$—	N/M	$—	$114	N/M
	Deal-related amortization	—	—		—	(1)
	Adjusted expenses	$—	$—	N/M	$—	$113	N/M

Corporate Unallocated Expense	Corporate Unallocated expense	$110	$120	(9)%	$305	$502	(39)%
	Non-GAAP adjustments (f)	(55)	(72)		(121)	(352)
	Deal-related amortization	(1)	(1)		(3)	(3)
	Adjusted Corporate Unallocated expenses	$54	$47	13%	$181	$147	23%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$(12)	$(3)	N/M	$(43)	$(36)	(20)%
	Non-GAAP adjustments (g)	—	(2)		—	(2)
	Deal-related amortization	(14)	(14)		(56)	(56)
	Adjusted equity in income on unconsolidated subsidiaries	$(26)	$(18)	(43)%	$(99)	$(93)	(6)%

Total SPGI	Expenses	$2,283	$2,262	1%	$8,628	$8,477	2%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)(g)	(80)	(226)		(245)	(615)
	Deal-related amortization	(288)	(273)		(1,133)	(1,097)
	Adjusted expenses	$1,915	$1,762	9%	$7,250	$6,765	7%

Exhibit 5
Adjusted Operating Profit

(unaudited)		Three Months			Twelve Months
		2024	2023	% Change	2024	2023	% Change
Market Intelligence	Operating profit	$226	$115	95%	$875	$714	22%
	Non-GAAP adjustments (a)	9	130		46	168
	Deal-related amortization	152	140		591	561
	Adjusted operating profit	$387	$386	—%	$1,512	$1,443	5%

Ratings	Operating profit	$627	$442	42%	$2,707	$1,864	45%
	Non-GAAP adjustments (b)	4	4		32	11
	Deal-related amortization	3	2		14	8
	Adjusted operating profit	$634	$447	42%	$2,753	$1,882	46%

Commodity Insights	Operating profit	$202	$177	14%	$845	$704	20%
	Non-GAAP adjustments (c)	10	11		28	62
	Deal-related amortization	33	32		130	131
	Adjusted operating profit	$245	$220	11%	$1,003	$897	12%

Mobility	Operating profit	$65	$46	41%	$312	$260	20%
	Non-GAAP adjustments (d)	2	5		12	15
	Deal-related amortization	76	76		303	301
	Adjusted operating profit	$143	$127	12%	$627	$576	9%

Indices	Operating profit	$287	$227	26%	$1,103	$925	19%
	Non-GAAP adjustments (e)	—	2		6	5
	Deal-related amortization	9	9		36	36
	Adjusted operating profit	$296	$238	24%	$1,145	$967	18%

Engineering Solutions	Operating profit	$—	$—	N/M	$—	$19	N/M
	Deal-related amortization	—	—		—	1
	Adjusted operating profit	$—	$—	N/M	$—	$20	N/M

Total Segments	Operating profit	$1,407	$1,007	40%	$5,842	$4,486	30%
	Non-GAAP adjustments s (a) (b) (c)(d) (e)	25	152		124	261
	Deal-related amortization	273	259		1,074	1,039
	Adjusted operating profit	$1,705	$1,419	20%	$7,040	$5,786	22%

Corporate Unallocated Expense	Corporate unallocated expense	$(110)	$(120)	9%	$(305)	$(502)	39%
	Non-GAAP adjustments (f)	55	72		121	352
	Deal-related amortization	1	1		3	3
	Adjusted corporate unallocated expense	$(54)	$(47)	(13)%	$(181)	$(147)	(23)%

Exhibit 5

(unaudited)		Three Months			Twelve Months
		2024	2023	% Change	2024	2023	% Change

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$12	$3	N/M	$43	$36	20%
	Non-GAAP adjustments (g)	—	2		—	2
	Deal-related amortization	14	14		56	56
	Adjusted equity in income on unconsolidated subsidiaries	$26	$18	43%	$99	$93	6%

Total SPGI	Operating profit	$1,309	$890	47%	$5,580	$4,020	39%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g)	80	226		245	615
	Deal-related amortization	288	273		1,133	1,097
	Adjusted operating profit	$1,677	$1,390	21%	$6,958	$5,732	21%

Adjusted Other (Income) Expense, Net

(unaudited)	Three Months			Twelve Months
	2024	2023	% Change	2024	2023	% Change

Other (income) expense, net	$(14)	$19	N/M	$(25)	$15	N/M
Non-GAAP adjustments	—	(23)		—	(23)
Deal-related amortization	(6)	—		(6)	—
Adjusted other (income) expense, net	$(20)	$(4)	N/M	$(31)	$(9)	N/M

Adjusted Interest Expense, Net

(unaudited)	Three Months			Twelve Months
	2024	2023	% Change	2024	2023	% Change

Interest expense, net	$69	$76	(9)%	$297	$334	(11)%
Non-GAAP adjustments (h)	6	7		26	27
Adjusted interest expense, net	$75	$83	(8)%	$323	$361	(11)%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Twelve Months
	2024	2023	% Change	2024	2023	% Change

Provision for income taxes	$287	$151	90%	$1,141	$778	47%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h) (i)	12	41		34	52
Deal-related amortization	72	66		278	264
Adjusted provision for income taxes	$371	$258	44%	$1,453	$1,094	33%

Exhibit 5
Adjusted Effective Tax Rate

(unaudited)	Three Months			Twelve Months
	2024	2023	% Change	2024	2023	% Change

Adjusted operating profit	$1,677	$1,390	21%	$6,958	$5,732	21%
Adjusted other (income) expense, net	(20)	(4)		(31)	(9)
Adjusted interest expense, net	75	83		323	361
Adjusted income before taxes on income	$1,622	$1,311	24%	$6,666	$5,380	24%
Adjusted provision for income taxes	$371	$258		$1,453	$1,094
Adjusted effective tax rate [1]	22.9%	19.7%		21.8%	20.3%

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended December 31, 2024 and 2023 was 23.3% and 20.0%, respectively. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the twelve months ended December 31, 2024 and 2023 was 22.1% and 20.7%, respectively.

Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2024		2023		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported	$880	$2.85	$579	$1.83	52%	56%
Non-GAAP adjustments	61	0.20	202	0.64
Deal-related amortization	222	0.72	208	0.66
Adjusted	$1,163	$3.77	$988	$3.13	18%	20%

	Twelve Months
Reported *	$3,852	$12.35	$2,626	$8.23	47%	50%
Non-GAAP adjustments	185	0.59	560	1.75
Deal-related amortization	861	2.76	833	2.61
Adjusted	$4,898	$15.70	$4,019	$12.60	22%	25%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.
Note - Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 19%, 59%, 37%, 16% and 66%, respectively, for the three months ended December 31, 2024. Operating profit margin for the Company was 36% for the three months ended December 31, 2024. Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 19%, 62%, 39%, 19% and 68% for the twelve months ended December 31, 2024. Operating profit margin for the Company was 39% for the twelve months ended December 31, 2024. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 33%, 60%, 45%, 35% and 68%, respectively, for the three months ended December 31, 2024. Adjusted operating profit margin for the Company was 47% for the three months ended December 31, 2024. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 33%, 63%, 47%, 39% and 70% for the twelve months ended December 31, 2024. Adjusted operating profit margin for the Company was 49% for the twelve months ended December 31, 2024. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and twelve months ended December 31, 2024 include employee severance charges of $42 million ($31 million after-tax) and $77 million ($58 million after-tax), respectively, gain on dispositions of $38 million ($27 million after-tax) and $59 million ($39 million after-tax), respectively, IHS Markit merger costs of $7 million ($5 million after-tax) and $36 million ($27 million after-tax), respectively, a net acquisition-related benefit of $4 million ($3 million after-tax) and $12 million ($11 million after-tax), respectively, and Executive Leadership Team transition costs of $3 million ($2 million after-tax). The three months ended December 31, 2024 include a liability write-off of $1 million ($1 million after-tax). The three and twelve months ended December 31, 2023 include acquisition-related costs of $69 million ($69 million after-tax), employee severance charges of $49 million ($37 million after-tax) and $90 million ($67 million after-tax), respectively, and IHS Markit merger costs of $12 million ($10 million after-tax) and $49 million ($37 million after-tax), respectively. The twelve months ended December 31, 2023 include a gain on disposition of $46 million ($34 million after-tax), an asset impairment of $5 million ($4 million after-tax) and an asset write off of $1 million (less than $1 million after-tax).

Exhibit 5
(b)     The three and twelve months ended December 31, 2024 include employee severance charges of $3 million ($3 million after- tax) and $5 million ($4 million after-tax), respectively. The twelve months ended December 31, 2024 include legal settlement costs of $20 million ($20 million after-tax) and a statutorily required bonus accrual adjustment of $6 million ($5 million after-tax). The three and twelve months ended December 31, 2023 include employee severance charges of $2 million ($2 million after-tax) and $10 million ($8 million after-tax), respectively, and an asset impairment of $1 million ($1 million after-tax).
(c)    The three and twelve months ended December 31, 2024 include employee severance charges of $9 million ($7 million after-tax) and $13 million ($10 million after-tax), respectively, and IHS Markit merger costs of $1 million ($1 million after-tax) and $14 million ($10 million after-tax), respectively. The twelve months ended December 31, 2024 include an asset write-off of $1 million ($1 million after-tax) and disposition-related costs of $1 million ($1 million after-tax). The three and twelve months ended December 31, 2023 include IHS Markit merger costs of $6 million ($5 million after-tax) and $35 million ($26 million after-tax), respectively, employee severance charges of $4 million ($3 million after- tax) and $26 million ($20 million after-tax), respectively, and acquisition-related costs of $2 million ($2 million after-tax).
(d)    The three and twelve months ended December 31, 2024 include IHS Markit merger costs of $1 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively, acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively, and a liability write-off of $1 million (less than $1 million after-tax). The twelve months ended December 31, 2024 include employee severance charges of $7 million ($5 million after-tax). The three and twelve months ended December 31, 2023 include employee severance charges of $3 million ($2 million after-tax) and $9 million ($7 million after-tax), respectively, IHS Markit merger costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively.
(e)    The twelve months ended December 31, 2024 include IHS Markit merger costs of $4 million ($3 million after-tax), a loss on disposition of $1 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax). The three and twelve months ended December 31, 2023 include employee severance charges of $2 million ($1 million after-tax) and $5 million ($4 million after-tax), respectively, and IHS Markit merger costs of $1 million (less than $1 million after-tax) and $4 million ($3 million after-tax), respectively. The twelve months ended December 31, 2023 include a gain on disposition of $4 million ($3 million after-tax).
(f)    The three and twelve months ended December 31, 2024 include employee severance charges of $22 million ($17 million after-tax) and $24 million ($19 million after-tax), respectively, IHS Markit merger costs of $21 million ($16 million after-tax) and $75 million ($56 million after-tax), respectively, disposition-related costs of $6 million ($6 million after-tax) and $8 million ($8 million after-tax), respectively, Executive Leadership Team transition costs of $5 million ($5 million after-tax), lease impairments of $3 million ($2 million after- tax) and $1 million ($1 million after-tax), respectively, and a net acquisition-related benefit and cost of $1 million (less than $1 million after-tax) and $8 million ($8 million after-tax), respectively. The twelve months ended December 31, 2024 include a gain on disposition of $2 million ($1 million after-tax) and an asset write-off of $1 million ($1 million after-tax). The three and twelve months ended December 31, 2023 include IHS Markit merger costs of $43 million ($33 million after-tax) and $147 million ($111 million after-tax), respectively, employee severance charges of $23 million ($18 million after-tax) and $43 million ($33 million after-tax), respectively, disposition-related costs of $5 million ($4 million after-tax) and $24 million ($21 million after-tax), respectively, acquisition-related costs of $1 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively, and lease impairments of $1 million ($1 million after-tax) and $14 million ($10 million after-tax), respectively. The twelve months ended December 31, 2023 include a loss on disposition of $120 million ($183 million after-tax).
(g)    The three and twelve months ended December 31, 2023 include an asset impairment of $2 million ($2 million after-tax).
(h)    The three and twelve months ended December 31, 2024 include a premium amortization benefit of $6 million ($5 million after-tax) and $26 million ($20 million after-tax), respectively. The three and twelve months ended December 31, 2023 include a premium amortization benefit of $7 million ($5 million after-tax) and $27 million ($20 million after-tax), respectively.
(i)    The three and twelve months ended December 31, 2024 include a tax expense of $1 million due to annualized effective tax rate differences for GAAP and $6 million associated with IHS Markit prior to acquisition, respectively. The twelve months ended December 31, 2023 include a tax benefit of $16 million associated with a disposition.

Exhibit 6
S&P Global
Revenue Information
Three and twelve months ended December 31, 2024 and 2023
(dollars in millions)
Revenue by Type

(unaudited)	Three Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Market Intelligence	$989	$953	4%	48	50	(4)%	$—	$—	N/M
Ratings	—	—	N/M	521	338	54%	541	500	8%
Commodity Insights	486	446	9%	33	28	18%	—	—	N/M
Mobility	333	299	11%	78	78	—%	—	—	N/M
Indices	74	71	5%	—	—	N/M	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(48)	(47)	(2)%
Total revenue	$1,882	$1,769	6%	$680	$494	38%	$493	$453	9%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$149	$124	20%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	26	23	16%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	291	221	31%	71	68	4%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$291	$221	31%	$97	$91	7%	$149	$124	20%

	Twelve Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Market Intelligence	$3,882	$3,685	5%	$184	$187	(2)%	$—	$—	N/M
Ratings	—	—	N/M	2,326	1,425	63%	2,044	1,907	7%
Commodity Insights	1,873	1,707	10%	166	158	5%	—	—	N/M
Mobility	1,299	1,169	11%	310	315	(2)%	—	—	N/M
Indices	292	277	6%	—	—	N/M	—	—	N/M
Engineering Solutions	—	125	N/M	—	8	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(186)	(177)	(5)%
Total revenue	$7,346	$6,963	5%	$2,986	$2,093	43%	$1,858	$1,730	7%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$579	$504	15%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	103	81	27%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	1,046	859	22%	290	267	9%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$1,046	$859	22%	$393	$348	13%	$579	$504	15%

Exhibit 6
N/M - Represents a change equal to or in excess of 100% or not meaningful.

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility’s core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at Crisil. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and twelve months ended December 31, 2024 and 2023
(dollars in millions)
 Computation of Free Cash Flow and Adjusted
Free Cash Flow Excluding Certain Items

(unaudited)	Three Months		Twelve Months
	2024	2023	2024	2023
Cash provided by operating activities	$1,740	$1,334	$5,689	$3,710
Capital expenditures	(33)	(48)	(124)	(143)
Distributions to noncontrolling interest holders	(74)	(69)	(287)	(280)
Free cash flow	$1,633	$1,217	$5,278	$3,287
IHS Markit merger costs	65	97	376	500
Tax on gain from divestitures	27	61	30	230
Payment of legal settlements	—	—	20	—
Disposition-related costs	—	—	—	40
Adjusted free cash flow excluding certain items	$1,725	$1,375	$5,704	$4,057

Exhibit 8
S&P Global
 Non-GAAP Guidance
Reconciliation of 2025 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$14.20	$14.45
Deal-related amortization	2.91	2.91
Premium amortization benefit	(0.07)	(0.07)
Tax rate and other	(0.04)	(0.04)
Non-GAAP adjusted diluted EPS	$17.00	$17.25